Exhibit 10.4

SETTLEMENT AGREEMENT entered into between HENRY S. SNOW and SANDRA L. SNOW ("Plaintiffs"); vFINANCE, INC. n/k/a vFINANCE.COM, INC. ("Defendant"); and MICHAEL GOLDEN and BEN LICHTENBERG ("Co-Defendants") relating to the settlement of all claims, cross-claims and counterclaims between the aforesaid parties in the action bearing Case Number 50 2002 CA-009820XXCD AI which is pending in the Circuit Court of the 15th Judicial Circuit of Florida, in and for Palm Beach County (the "Action") involving: delivery by Defendant to Plaintiffs of certificates representing one million (1,000,000) shares of common stock of Defendant free and clear of all liens, claims and encumbrances except as set forth herein (the "Shares") and payment to Plaintiffs of the sum of $10,000.00 within 30 days by the Co-Defendants.

PLAINTIFFS, DEFENDANT AND CO-DEFENDANTS HEREBY AGREE AS FOLLOWS:

1. Defendant shall deliver to Plaintiffs, and Plaintiffs shall accept from Defendant, a certificate representing the Shares, free and clear of all liens, claims and encumbrances except that the Shares shall be restricted securities of the Defendant and may only be sold as allowed and as limited by Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). The certificate representing the Shares, together with the additional obligations of Defendant set forth herein, are in full and complete payment and settlement of any and all claims by Plaintiffs against Defendant and any and all counterclaims by Defendant against Plaintiffs. The certificates shall be delivered in not larger than 100,000 share certificates beating a restricted legend and. shall be delivered not later than thirty days after the date hereof.

1(a). Defendant guarantees to Plaintiffs that any public sale of any of the Securities after one year from the date hereof, shall result in a sale price of not less than $.175 per share. Defendant shall pay in cash to Plaintiffs, the difference (the "Shortfall"), if any between $.175 per share and the actual net sale price of any of the Shares, to any bona fide third party for value. Plaintiffs shall give notice to Defendant of arty proposed sale for less than $.175 per share and Defendant shall have 48 hours from receipt of such notice, in writing, to purchase the Shares which are the subject of that notice for $.175 per Share. If Defendant fails to exercise such option then, within ten (10) days after receipt of written notice of the sale, Defendant shall pay the Shortfall to the Plaintiffs. Plaintiffs understand that under Rule 144 they may not sell the Shares for one year from the date hereof subject to the requirements contained in. Rule 144 and, in addition, Plaintiffs agree not to sell more than 100,000 Shares in any calendar month. Defendant agrees to take all steps reasonably necessary to permit Plaintiffs to sell the Shares under Rule 144 including the issuance and delivery to the transfer agent of an opinion of counsel authorizing the removal of the restrictive legend on the Share certificate.

1(b). In the event Defendant defaults in any of its obligations hereunder, including, without limitation, delivery of the Shares and payment of any Shortfall, then, within 10 days after written notice and an opportunity to cure said default. Plaintiffs shall have the right to the immediate entry of a judgment in the sum of $220,000 less any sums theretofore received by Plaintiffs for sale of any of the Shares. This liquidated damage clause is not intended to he a penalty but is a reasonable estimation by Plaintiffs and Defendant of Plaintiffs damages in the event of a breach of this agreement by Defendant.

2. Upon delivery of the certificates for the Shares, (a) Plaintiffs and Defendant hereby remise, release and forever discharge each other (herein defined as them and. their heirs, administrators, predecessors, successors, trustees, beneficiaries, assigns, parents, subsidiaries, affiliates, officers, directors, members, shareholders, partners, employees, agents and insurers) from. and against any and all claims and demands which they have or may have against each other whether known or unknown, liquidated or unliquidated, contingent or fixed; from the beginning of time to the present except for any claims hereunder; and (b) Plaintiffs and Defendant shall execute and file an agreed upon order dismissing the Action with .prejudice except that the Court shall retain jurisdiction to enforce the terms of this Settlement Agreement.

3. Co-Defendants, GOLDEN and LICHTENBERG, shall pay to the Plaintiffs the sum of $10,000.00 within thirty (30) days or on or before October 28, 2006 in settlement of all claims filed in this case. Defendant, vFINANCE and Co-Defendants, GOLDEN and LICHTENBERG, will exchange Mutual General Releases.

4. The terms of this Settlement Agreement, the facts and circumstances underlying and giving rise to the Action and any matters discussed with the Mediator shall be confidential and may not be disclosed to the media or to anyone (except for the spouse, accountants, attorneys, investment advisors, financial planners, officer and directors of the parties hereto and their affiliates who, by accepting any such confidential information, shall be presumed to have agreed to the provisions of this paragraph) unless such disclosure is required by any law enforcement agency or any regulatory or self-regulatory organization asserting jurisdiction, or is required pursuant to any lawfully issued subpoena or other :legal process. To the extent that a party hereto discloses any information related to the settlement to the persons listed above in the "except for", that party will inform such persons of the requirement to keep such information confidential. The parties agree not to disparage each other or any of the parties being released pursuant to this agreement In the event any party brings an action for breach of this agreement, the prevailing party shall be entitled to the reasonable fees and expenses of its counsel and such other remedies as may be available at law or in equity.

5. The parties hereto shall execute such additional documents as are typical for settlements of this type and as may reasonably be requested by any other party hereto in order to implement or further assure the terms hereof including copies hereof. Any dispute as to the appropriateness of any such document or any provision thereof or hereof shall be resolved by Mark A. Buckstein ("Mediator") in his sole and absolute discretion which shall be binding upon the parties.

6. Except as otherwise provided herein, the parties hereto each shall bear the fees and costs of their respective attorneys and experts and each has executed this agreement freely and voluntarily after consulting with their own counsel and, if appropriate, experts, and not based upon any advice or recommendations by the Mediator. The execution of this settlement agreement does not constitute any admission or acknowledgment of liability or the truth of any allegations contained in any pleadings in the Action. The: parties are settling this matter to avoid any further fees and expenses and to bring closure to this dispute. The fees of the Mediator shall be borne one-third by Plaintiffs, one-third by Defendant and one-third by Co-Defendants.

7.  This Settlement Agreement may be executed in counterparts and signed via facsimile and distributed among counsel for the parties and any copy of any signature of any party to this Settlement Agreement shall be deemed to be an original and shall have the same legal force and effect of any original signature.

8.  The parties shall submit a Stipulation to the Court incorporating the terms of this Settlement Agreement by reference and an Order dismissing all claims, counter-claims and cross-claims with prejudice, providing that all claims, demands, debts and causes of action filed in or arising from this lawsuit have been released and reserving jurisdiction of the Court to enforce the terms and conditions of this Settlement Agreement.

IN WITNESS WHEREOF, the parties hereto have executed. this Settlement Agreement on this 16th day of October, 2006.

vFinance, Inc. n/k/a vFinance.com, Inc. (Defendant)

By :	/s/ Leonard J. Sokolow
Title:	Chief Executive Officer and

/s/ Henry S. Snow	(Plaintiff)
Henry S. Snow

/s/ Sandra L. Snow	(Plaintiff)
Sandra L. Snow

/s/ Michael Golden	(Co-Defendant)
Michael Golden

/s/ Ben Lichtenberg	(Co-Defendant)
Ben Lichtenberg

/s/ Simeon Brier
Attorney for vFinance Inc.

/s/ Joel D. Kenwood
Attorney for Defendant

/s/ Neal Baritz
Attorney for Co-Defendant